HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Vice President and Chief Financial Officer (563) 272-7400
Jack D. Herring, Treasurer, Director of Finance and Investor Relations (563) 506-9783

HNI CORPORATION REPORTS EARNINGS
FOR SECOND QUARTER FISCAL YEAR 2017

MUSCATINE, Iowa (July 24, 2017) – HNI Corporation (NYSE: HNI) today announced sales for the second quarter ended July 1, 2017 of $514.5 million and net income of $13.8 million. GAAP net income per diluted share was $0.31 compared to $0.64 in the prior year. Non-GAAP net income per diluted share was $0.42 compared to $0.68 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Summary Comments
"We continue to manage through a dynamic environment in our office furniture businesses. Our second quarter results were consistent with our prior announcement. Office furniture sales were negatively impacted by shipment timing and a greater than anticipated decline in the wholesale channel. We continue to aggressively respond to the changing environment by investing in new products and selling capabilities and advancing initiatives around quick ship, direct fulfillment. Though a short-term negative profit impact, our response to these shifts will make us stronger in the long term as we become closer to our customers, delivering unmatched value," said Stan Askren, HNI Corporation Chairman, President and Chief Executive Officer.

Second Quarter - Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	July 1, 2017	July 2, 2016	Change
GAAP
Net Sales	$514.5	$536.5	(4.1%)
Gross Profit %	35.9%	38.9%	-300 bps
SG&A %	31.6%	30.3%	130 bps
Restructuring charges %	0.1%	0.1%	—
Operating Income	$21.6	$46.0	(53.0%)
Operating Income %	4.2%	8.6%	-440 bps
Net Income %	2.7%	5.4%	-270 bps
EPS – diluted	$0.31	$0.64	(51.6%)

Non-GAAP
Organic Sales	$509.6	$509.1	0.1%
Gross Profit %	37.3%	39.9%	-260 bps
SG&A %	31.6%	30.6%	100 bps
Operating Income	$29.3	$49.5	(40.8%)
Operating Income %	5.7%	9.2%	-350 bps
EPS – diluted	$0.42	$0.68	(38.2%)

Second Quarter Summary Comments

•
Consolidated net sales decreased $22.0 million or 4.1 percent from the prior year quarter to $514.5 million. On an organic basis, sales increased 0.1 percent. The net impact of acquisitions and divestitures of small office furniture companies decreased sales $22.5 million compared to the prior year quarter.

•
GAAP gross profit margin decreased 300 basis points compared to the prior year quarter primarily driven by input cost inflation, deeper discounting, and product mix. Non-GAAP gross profit margin, which excludes restructuring and transition costs, decreased 260 basis points compared to the prior year quarter.

•
Selling and administrative expenses increased as a percentage of sales due to strategic growth investments and prior year non-repeating adjustments, partially offset by the impact of divestitures, lower incentive based compensation, and the impact of stock price change on deferred compensation.

•
The Corporation recorded $3.4 million of restructuring costs and $4.3 million of transition costs in the second quarter in connection with previously announced facility closures and structural realignments. $7.3 million of these charges were included in cost of sales. Specific items incurred include accelerated depreciation and production move costs.

Office Furniture – Financial Performance
(Dollars in millions)
	Three Months Ended
	July 1, 2017	July 2, 2016	Change
GAAP
Net Sales	$406.4	$428.1	(5.1%)
Operating Profit	$19.7	$43.4	(54.6%)
Operating Profit %	4.8%	10.1%	-530 bps

Non-GAAP
Organic Sales	$401.6	$400.7	0.2%
Operating Profit	$25.4	$45.9	(44.6%)
Operating Profit %	6.3%	10.7%	-440 bps

•
Second quarter office furniture net sales decreased $21.7 million or 5.1 percent to $406.4 million. On an organic basis, sales increased 0.2 percent. Increases in the North American contract and international businesses were offset by a decrease in the supplies-driven business. The net impact of acquisitions and divestitures of small office furniture companies decreased sales $22.5 million compared to the prior year quarter.

•
Second quarter office furniture GAAP operating profit margin decreased 530 basis points due to input cost inflation, deeper discounting, strategic growth investments, and product mix, partially offset by the impact of divestitures and lower incentive based compensation. Excluding restructuring and transition costs, non-GAAP operating profit margin declined 440 basis points.

Hearth Products – Financial Performance
(Dollars in millions)
	Three Months Ended
	July 1, 2017	July 2, 2016	Change
GAAP
Net Sales	$108.0	$108.4	(0.4%)
Operating Profit	$12.1	$10.0	21.6%
Operating Profit %	11.2%	9.2%	200 bps

Non-GAAP
Operating Profit	$14.0	$12.9	8.7%
Operating Profit %	13.0%	11.9%	110 bps

•
Second quarter net sales of hearth products decreased $0.4 million or 0.4 percent to $108.0 million. Increases in the new construction and retail pellet businesses were offset by a decrease in the retail wood/gas business.

•
Second quarter GAAP operating profit margin of hearth products increased 200 basis points due to structural cost reductions and favorable operational performance. Excluding restructuring and transition costs, non-GAAP operating profit margin increased 110 basis points.

Outlook
"We expect stronger demand in the second half. Our contract office furniture businesses continue to drive strong growth. Demand in our supplies-driven office furniture business is stabilizing, and we are seeing solid growth in our hearth business. We are in the midst of multiple transformations positioning our supplies business for long-term success, driving further business simplification, and improving our operational cost structure. I am confident our growth together with our demonstrated record of cost reduction will drive long-term profit improvement," said Mr. Askren.

The Corporation estimates full year non-GAAP earnings per share to be in the range of $2.35 to $2.55, which excludes restructuring and transition costs. Full year organic sales are expected to be up 2 to 5 percent. Including the impacts of acquisitions and divestitures, full year sales are expected to be down 2 percent to up 1 percent. This compares to prior guidance of non-GAAP earnings per diluted share of $2.40 to $2.70 on organic sales growth of 2 to 5 percent.  Delayed cost savings and competitive pricing pressure are primarily driving the reduced outlook.

For the third quarter, organic sales are expected to be up 7 to 10 percent. Including the impacts of acquisitions and divestitures, third quarter sales are expected to be down 1 percent to up 2 percent. Non-GAAP earnings per share are anticipated to be in the range of $0.76 to $0.86 for the third quarter, which excludes restructuring and transition costs.

Conference Call
HNI Corporation will host a conference call on Tuesday, July 25, 2017 at 10:00 a.m. (Central) to discuss second quarter fiscal year 2017 results. To participate, call 1-877-512-9166 – conference ID number 35496202. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – News Releases & Events). A replay of the webcast will be made available at this website address. An audio replay of the call will be available until Tuesday, August 1, 2017 at 10:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 35496202.

About HNI Corporation
HNI Corporation is an NYSE traded company (ticker symbol:  HNI) providing products and solutions for the home and workplace environments. HNI Corporation is a leading global provider and designer of office furniture and the leading manufacturer and marketer of hearth products. We sell the broadest and deepest selection of quality office furniture solutions available to meet the needs of every customer through an extensive portfolio of well-known and trusted brands. Our hearth products are the strongest, most respected brands in the industry and include a full array of gas, electric, wood and biomass burning fireplaces, inserts, stoves, facings and accessories. More information can be found on the Corporation's website at www.hnicorp.com.

Forward-looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives and financial performance, expectations for future sales growth and earnings per diluted share (GAAP and non-GAAP). Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident” or other similar words, phrases or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation's actual future results and performance to differ materially from expected results. These risks include but are not limited to: general economic conditions in the United States and internationally; unfavorable changes in the United States housing market; industry and competitive conditions; a decline in corporate spending on office furniture; changes in raw material, component or commodity pricing; future acquisitions, divestitures or investments; the cost of energy; changing legal, regulatory, environmental and healthcare conditions; the Corporation’s ability to successfully complete its business software system implementation; the Corporation’s ability to implement price increases; changes in the sales mix of products; the Corporation's ability to achieve the anticipated benefits from closures and structural alignment initiatives; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements.

HNI Corporation
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Net sales	$514,485	$536,538	$992,152	$1,037,575
Cost of sales	329,733	327,618	633,677	642,944
Gross profit	184,752	208,920	358,475	394,631
Selling and administrative expenses	162,684	162,319	326,350	327,425
Restructuring charges	419	572	2,542	1,658
Operating income	21,649	46,029	29,583	65,548
Interest income	325	63	396	141
Interest expense	1,347	1,131	2,393	3,005
Income before income taxes	20,627	44,961	27,586	62,684
Income taxes	6,771	15,934	8,949	21,815
Net income	13,856	29,027	18,637	40,869
Less: Net loss attributable to the non-controlling interest	8	(2)	(48)	(3)
Net income attributable to HNI Corporation	$13,848	$29,029	$18,685	$40,872

Average number of common shares outstanding – basic	44,178,287	44,431,198	44,114,164	44,344,778
Net income attributable to HNI Corporation per common share – basic	$0.31	$0.65	$0.42	$0.92

Average number of common shares outstanding – diluted	45,305,547	45,632,284	45,375,451	45,308,306
Net income attributable to HNI Corporation per common share – diluted	$0.31	$0.64	$0.41	$0.90

HNI Corporation
Condensed Consolidated Balance Sheets
(In thousands)

(Unaudited)

	July 1, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$27,148	$36,312
Short-term investments	2,253	2,252
Receivables	227,212	229,436
Inventories	167,205	118,438
Prepaid expenses and other current assets	43,424	46,603
Total Current Assets	467,242	433,041

Property, Plant, and Equipment:
Land and land improvements	29,094	27,403
Buildings	305,821	283,930
Machinery and equipment	543,524	528,099
Construction in progress	60,671	51,343
	939,110	890,775
Less accumulated depreciation	551,169	534,330
Net Property, Plant, and Equipment	387,941	356,445

Goodwill	290,660	290,699

Deferred Income Taxes	1,095	719

Other Assets	254,221	249,330

Total Assets	$1,401,159	$1,330,234

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$387,853	$425,046
Current maturities of long-term debt	93,323	34,017
Current maturities of other long-term obligations	3,187	4,410
Total Current Liabilities	484,363	463,473

Long-Term Debt	240,000	180,000

Other Long-Term Liabilities	71,177	75,044

Deferred Income Taxes	111,270	110,708

Equity:
HNI Corporation shareholders' equity	493,991	500,603
Non-controlling interest	358	406

Total Equity	494,349	501,009

Total Liabilities and Equity	$1,401,159	$1,330,234

HNI Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	Six Months Ended
	July 1, 2017	July 2, 2016
Net cash flows from (to) operating activities	($27,302)	$31,824
Net cash flows from (to) investing activities	(62,023)	(89,037)
Net cash flows from (to) financing activities	80,161	53,106
Net increase (decrease) in cash and cash equivalents	(9,164)	(4,107)
Cash and cash equivalents at beginning of period	36,312	28,548
Cash and cash equivalents at end of period	$27,148	$24,441

HNI Corporation
Reportable Segment Data
(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Net Sales:
Office furniture	$406,444	$428,113	$766,425	$815,452
Hearth products	108,041	108,425	225,727	222,123
Total	$514,485	$536,538	$992,152	$1,037,575

Income Before Income Taxes:
Office furniture	$19,683	$43,367	$26,127	$64,667
Hearth products	12,104	9,954	23,915	22,515
General corporate	(11,160)	(8,360)	(22,456)	(24,498)
Total	$20,627	$44,961	$27,586	$62,684

Depreciation and Amortization Expense:
Office furniture	$12,498	$11,127	$25,383	$21,820
Hearth products	2,706	3,322	6,194	5,978
General corporate	2,421	1,931	4,887	3,833
Total	$17,625	$16,380	$36,464	$31,631

Capital Expenditures (including capitalized software):
Office furniture	$16,345	$13,580	$37,365	$30,048
Hearth products	5,134	4,459	7,212	7,012
General corporate	9,833	10,360	19,511	18,796
Total	$31,312	$28,399	$64,088	$55,856

			As of July 1, 2017	As of December 31, 2016
Identifiable Assets:
Office furniture			$812,771	$749,145
Hearth products			353,768	340,494
General corporate			234,620	240,595
Total			$1,401,159	$1,330,234

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. HNI’s management believes providing investors with this information gives additional insights into HNI’s financial performance and operations. While HNI’s management believes that the non-GAAP financial measures herein are useful in evaluating HNI’s operations, this information should be considered supplemental and should not be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures within this earnings release: organic sales, gross profit, operating income, operating profit, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the after-tax impacts of the selected items as summarized in the table below. Non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period as that is reflective of the tax rate applicable to the non-GAAP adjustments.

The sales adjustments to arrive at our non-GAAP organic sales information included in this earnings release include the impacts of acquisitions and divestitures. The transactions excluded for purposes of our other non-GAAP financial information included in this earnings release include restructuring and transition costs. The restructuring and transition costs are costs incurred as part of the previously announced closures of the hearth manufacturing facilities in Paris, Kentucky and Colville, Washington and the office furniture manufacturing facility in Orleans, Indiana and structural realignments between office furniture facilities in Muscatine, Iowa and China. Specific restructuring items incurred include severance and accelerated depreciation. Specific transition items incurred include production move costs.

This earnings release also contains a forward-looking estimate of non-GAAP earnings per diluted share for the fiscal year. We provide such non-GAAP measures to investors on a prospective basis for the same reasons we provide them to investors on a historical basis. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share without unreasonable efforts because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share is highly variable and difficult to predict and estimate, and is dependent on future events which are uncertain or outside of our control. These may include unanticipated charges related to asset impairments (fixed assets, intangibles or goodwill), unanticipated acquisition related costs and other unanticipated nonrecurring items not reflective of ongoing operations. We expect the variability of these charges to have a potentially unpredictable, and potentially significant, impact on our GAAP earnings per diluted share.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended July 1, 2017			Three Months Ended July 2, 2016
	Office Furniture	Hearth	Total	Office Furniture	Hearth	Total
Sales as reported (GAAP)	$406.4	$108.0	$514.5	$428.1	$108.4	$536.5
% change from PY	(5.1%)	(0.4%)	(4.1%)

Less: Impact of Acquisitions and Divestitures	4.9	—	4.9	27.4	—	27.4

Organic Sales (non-GAAP)	$401.6	$108.0	$509.6	$400.7	$108.4	$509.1
% change from PY	0.2%	(0.4%)	0.1%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended July 1, 2017
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$184.8	$21.6	$6.8	$13.8	$0.31
% of net sales	35.9%	4.2%		2.7%
Tax %			32.8%

Restructuring charges	3.0	3.4	1.1	2.3	$0.05
Transition costs	4.3	4.3	1.4	2.9	$0.06

Results (non-GAAP)	$192.0	$29.3	$9.3	$19.0	$0.42
% of net sales	37.3%	5.7%		3.7%
Tax %			32.8%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended July 2, 2016
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$208.9	$46.0	$15.9	$29.0	$0.64
% of net sales	38.9%	8.6%		5.4%
Tax %			35.4%

Restructuring charges	1.4	2.0	0.7	1.3	$0.02
Transition costs	3.5	3.5	1.2	2.3	$0.05
Nonrecurring gain	0.0	(2.0)	(0.7)	(1.3)	($0.03)

Results (non-GAAP)	$213.8	$49.5	$17.1	$31.3	$0.68
% of net sales	39.9%	9.2%		5.8%
Tax %			35.4%

Office Furniture Reconciliation
(Dollars in millions)
	Three Months Ended
	July 1, 2017	July 2, 2016	Percent Change
Operating profit as reported (GAAP)	$19.7	$43.4	(54.6%)
% of net sales	4.8%	10.1%

Restructuring charges	2.4	0.0
Transition costs	3.3	2.5

Operating profit (non-GAAP)	$25.4	$45.9	(44.6%)
% of net sales	6.3%	10.7%

Hearth Products Reconciliation
(Dollars in millions)
	Three Months Ended
	July 1, 2017	July 2, 2016	Percent Change
Operating profit as reported (GAAP)	$12.1	$10.0	21.6%
% of net sales	11.2%	9.2%

Restructuring charges	0.9	2.0
Transition costs	1.0	1.0

Operating profit (non-GAAP)	$14.0	$12.9	8.7%
% of net sales	13.0%	11.9%